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                                                                     Exhibit 8.2


            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                               September 29, 2000


HSB Group, Inc.
One State Street
P.O. Box 5024
Hartford, Connecticut 06102

Ladies and Gentlemen:

                  We have acted as special counsel to you, HSB Group, Inc. ("HSB") in connection with the proposed merger (the "Merger") of HSB with and into Engine Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of American International Group, Inc. ("AIG"), pursuant to the Agreement and Plan of Merger, dated as of August 17, 2000, by and among AIG, Merger Sub and HSB. This opinion is being furnished in connection with the combined proxy statement of HSB and prospectus of AIG (the "Proxy Statement/Prospectus") which is included in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

                  In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material
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change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

                  Based upon the foregoing, although the discussion in the Proxy Statement/Prospectus under the captions "SUMMARY - The Merger - Material United States Federal Income Tax Consequences of the Merger" and "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" does not purport to discuss all of the anticipated material United States federal income tax consequences of the Merger, it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of the anticipated material United States federal income tax consequences of the Merger under existing law. There can be no assurance that contrary positions may not be asserted by the IRS.

                  This opinion is being furnished in connection with the Proxy Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.


                  In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "SUMMARY - The Merger - Material United States Federal Income Tax Consequences of the Merger" and "THE MERGER - Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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